Real Estate Lease Agreement

Location	Bokjeong Merchants Association, 290-2 Yatap-dong, Bundang-gu, Seongnam-si
Land Measure	19,755/533,4	Land Title	Site
Building Measure	49,80 m2	Usage	SRC
Area lent	No. 4 at 2nd floor (No. 204)

The lesser and the lessee have reached an agreement as follows.

Key deposit	10,000,000 ~~W~~
Contract amount	The lessee shall pay 1,000,000 ~~W~~ the lessor received it on contract
Payment in middle	The lessee shall pay ~~W~~ on ___, __ , _____
Balance	The lessee shall pay 9,000,000 ~~W~~ on Mar.20, 2003
Monthly lent	The lessee shall pay 550,000 ~~W~~ on every 20th date of every month.

Article 1 [key deposit and payment terms] The lessee shall pay the lessor key deposit and monthly lent of the real estate stipulated above, as below.

Article 2 [Duration Period] The lessor shall transfer to the lessee the real estate above with the condition that is used in accordance with the lease purpose and is profitable, by Mar. 20, 2003 And the lease period shall be until Mar. 19, 2005 from the transferred date.

Article 3 [Usage transformation and sublet] The lessee shall not able to transform the usage and structure of the real estate above without the consent of the lessor, to relend, transfer the lease right or provide with mortgage, and to use the real estate for purposes other than lease purpose.

Article 4 [Agreement Termination] The lessor can cancel the lease agreement should the lessee not pay the monthly lent for two months or breach the Article 3.

Article 5 [Agreement Expiration] (1) The lease agreement period terminates, the lessee shall restore the real estate above to the original state, transfer it to the lessor, and (2) the lessor shall return the key deposit to the lessee. If there are damages or unpaid lent, the lessor shall return the balance deducting such amounts.

Article 6 [Agreement Cancelation] Before the lessee pays the payment in middle(in case there is no payment in middle, then balance), the lessor can cancel the agreement, paying twice the key deposit and the lessee can cancel the agreement, giving up the key deposit.

Article 7 [Commission Fee of Real Estate Agency] Each of the lessor and the lessee shall pays commission and actual expenses at the same time with entering into the lease agreement. The lessor and the lessee shall pay the commission when the agreement is canceled due to the circumstances of each party, without the fault of the agent.

Remarks:   The lessee shall not consent any premium.
                 The lessee shall evacuate the real estate to the original state on evacuation.

As the payment term for the balance money is changed into Mar. 11, 2003 after the negotiation between the lessor and the lessee, the building transferring date is changed into Mar. 11, 2003, the payment date for lent into 11th date of every months and the lease period into Mar. 10, 2005, respectively.

1. As this contract is the collective lease agreement of No. 204 and No. 205, should the disadvantage occur to the current lessee with the problem (sales, seizure or auction) deprived from each party, the deposit money shall be refunded within 2 months.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and sealed by their duly authorized officer or representative. The lessor, the lessee and the real estate agent shall keep 1 copy of this agreement, respectively.

Feb. 28, 2003

The lessor
Address : 205-402 Ggummaeul APT 933 Pyeongchon-dong Dongan-gu Anyang-si
Residential Registration No. : 550110-1000411
Name : Lee, Beom-gi

Agent

Address : Bokjeong Bldg, 290-2 Yatap-dong, Bundang-gu, Seongnam-si
Name : Kim, Seok-Pil

The lessee

Address : 656 Munhyeong-ri Opo-eup Gwangju-di
Name : K-Tonik Asia Corp.
         Chung, Tae-woong